Exhibit 5.1

[On Fenwick & West LLP Letterhead]

July 16, 2007

VeriSign, Inc.

487 East Middlefield Road

Mountain View, California 94043-1331

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by VeriSign, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) on or about July 16, 2007 in connection with the registration under the Securities Act of 1933, as amended, of a total of 29,464,189 shares of the Company’s Common Stock (the “Stock”), of which 27,000,000 shares are reserved and subject to issuance by the Company upon the exercise of stock options and purchase rights to be granted under the Company’s 2006 Equity Incentive Plan (the “Equity Incentive Plan”), 2,464,189 shares are subject to issuance by the Company upon the exercise of stock options and purchase rights to be granted under the Company’s 1998 Employee Stock Purchase Plan, as amended (the “Employee Stock Purchase Plan,”), 49,647 shares are subject to issuance by the Company upon the exercise of stock options granted under the inCode Telecom Group, Inc. 2001 Stock Option Plan (the “inCode Stock Option Plan,” and each a “Plan” and collectively, the “Plans”) and 925,000 shares are subject to issuance by the Company upon exercise of outstanding non-plan stock options issued to Stratton D. Sclavos on August 1, 2001 (the “Grant”). In rendering this opinion, we have examined the following:

(1)	the Company’s Third Amended and Restated Certificate of Incorporation as amended through July 8, 2000;

(2)	the Company’s Amended and Restated Bylaws, effective December 18, 2002, and as amended on February 28, 2007;

(3)	the Registration Statement, together with the exhibits filed as a part thereof or incorporated therein by reference, including the Equity Incentive Plan, the Employee Stock Purchase Plan, the inCode Stock Option Plan and related forms of stock option agreements, enrollment forms, subscription agreements, notices of withdrawal and notices of suspension, as well as the stock option agreement entered into in connection with the Grant;

(4)	the registration statement on Form S-8 (File No. 333-45237, filed by the Company with the Commission on January 30, 1998), together with the exhibits filed as a part thereof or incorporated therein by reference, and registration statements on Form S-8, together with exhibits filed as a part thereof or incorporated therein by reference, relating to the registration statement on Form S-8 (File No. 333-45237) filed by the Company with the Commission;

VeriSign, Inc.

July 16, 2007

(5)	the Prospectuses prepared in connection with the Registration Statement;

(6)	the minutes of meetings and actions by written consent of the stockholders and Board of Directors, as applicable, that are contained in the Company’s minute books and are in the Company’s possession approving the Equity Incentive Plan, the increase in the number of shares under the Employee Stock Purchase Plan, the assumption of outstanding stock options under the inCode Stock Option Plan and the issuance of the Grant;

(7)	the stock records that the Company has provided to us (consisting of a correspondence from the Company’s transfer agent verifying the number of the Company’s issued and outstanding shares of capital stock as of July 12, 2007 and the date hereof and documentation with respect to the Company’s capital and of any rights to purchase capital stock that was prepared by the Company and verifying the number of such issued and outstanding securities); and

(8)	the Agreement and Plan of Merger, dated November 21, 2006, by and among the Company, Diego Acquisition Corporation, inCode Telecom Group, Inc. and John Donovan, as Representative, and all exhibits thereto.

In our examination of documents for purposes of this opinion, we have assumed, and express no opinion as to, the genuineness of all signatures on original documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to originals and completeness of all documents submitted to us as copies, the legal capacity of all persons or entities executing the same, the lack of any undisclosed termination, modification, waiver or amendment to any document reviewed by us and the due authorization, execution and delivery of all documents reviewed by us. We have also assumed that the certificates representing the Stock will be, when issued, properly signed by authorized officers of the Company or their agents.

As to matters of fact relevant to this opinion, we have relied solely upon our examination of the documents referred to above and the representations of Company representatives to us and have assumed the current accuracy and completeness of such information. We have made no independent investigation or other attempt to verify the accuracy of any of such information or to determine the existence or non-existence of any other factual matters.

We are admitted to practice law in the State of California, and we render this opinion only with respect to, and express no opinion herein concerning the application or effect of the laws of any jurisdiction other than, the existing laws of the United States of America, the State of California and the Delaware General Corporation Law, the Delaware Constitution and reported judicial decisions relating thereto.

Based upon the foregoing, it is our opinion that (i) the 27,000,000 shares of Stock that may be issued and sold by the Company upon the exercise of stock options and purchase rights to be granted under the Equity Incentive Plan, (ii) the 2,464,189 shares of Stock that may be issued and sold by the Company upon the exercise of stock options and purchase rights to be granted under the Employee Stock Purchase Plan, (iii) the 49,647 shares of Stock that may be issued and sold by the Company upon the exercise of stock options granted under the inCode Stock Option Plan, and (iv) the 925,000 shares of Stock that may be issued and sold by the Company upon the exercise of non-plan stock options granted under the Grant when issued, sold and delivered in accordance with the terms of the respective Plan or grant and the stock option and purchase agreements to be entered into thereunder and in the manner and for the consideration stated in the Registration Statement and Prospectuses, will be validly issued, fully paid and nonassessable.

VeriSign, Inc.

July 16, 2007

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement, Prospectuses constituting a part thereof and any amendments thereto. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention whether or not such occurrence would affect or modify the opinions expressed herein. This opinion is intended solely for use in connection with the issuance and sale of the shares subject to the Registration Statement and is not to be relied upon for any other purpose.

Very truly yours,

FENWICK & WEST LLP

By:	/s/ Jeffrey R. Vetter
Jeffrey R. Vetter, a Partner